CONTINUING REIMBURSEMENT AGREEMENT FOR LETTERS OF CREDIT

This Continuing Reimbursement Agreement for Letters of Credit is made effective this 25th day of April, 2016 by and between U.S. BANK NATIONAL ASSOCIATION ("Bank") and THE CINCINNATI INSURANCE COMPANY ("Applicant").
In consideration of the issuance by Bank or an affiliate of Bank (each such affiliated issuer, an "Other Issuer") of one or more Credits, Applicant agrees that the following terms shall apply to each Application and each Credit issued by Bank or any Other Issuer (either or both referred to herein as "Bank").
1.The Credit.
(a)From time to time, Applicant may request Bank to issue or request one of its subsidiaries or affiliates to issue one or more letters of credit (each, a "Credit") substantially in accordance with the terms of any application (each, an "Application") submitted to Bank by Applicant. All Credits will be deemed irrevocable unless otherwise stated in an Application. Bank may issue the Credit or request one of its affiliates to issue the Credit. Each Credit shall be issued by Bank in its sole discretion and at its sole option. Bank may sell, assign or participate all or any part of its rights and obligations under this Agreement, the Application and the Credit. Without limiting the foregoing, any Other Issuer may sell a participation in all or any part of its rights and obligations under this Agreement and the Credit to Bank.
(b)Bank hereby is authorized to set forth in the Credit the terms appearing in the Application, with such modifications as Bank in its discretion may determine are appropriate or necessary and is not materially different from such terms.
(c)All communications from Applicant to Bank relating to the Credit will be sent at Applicant’s risk. Bank shall have no responsibility for any inaccuracy of translation, or any error or delay in transmission or delivery by mail, telecommunication or any other method outside of Bank's reasonable control, including all communications made through a correspondent.
(d)Neither Bank nor its correspondents shall be in any way responsible for the performance of any beneficiary’s obligations to Applicant or for the form, sufficiency, accuracy, genuineness, authority of person signing, falsification or legal effect, of any documents required by the Credit if such documents appear in order on their face. Whether the documents conform to the terms of the Credit and whether any demand is timely and in proper form shall be independently determined by Bank in its sole discretion, which determination shall be final and binding on Applicant.
(e)Subject to Section 7(b), Bank may in its discretion honor Applicant’s request to increase the amount of the Credit, extend the time for making and honoring of demands under the Credit and otherwise modify the terms and conditions governing the Credit. In the event of any extension of the maturity or time for negotiation or presentation of the drafts or documents or any other modification of the terms or provisions of, or increase in the amount of, the Credit at the request or with the consent of Applicant, this Agreement shall be binding upon Applicant with regard to
(i)the Credit as so increased or otherwise modified, (ii) drafts, documents and property covered thereby, (iii) any action taken by Bank or Bank’s correspondents in accordance with such extension, increase or other modification, and (iv) any draft paid by Bank or any of Bank’s correspondents which is dated on or before the expiration of any time limit expressed in the Credit, regardless of when drawn or presented for payment and when or whether negotiated, provided the required documents are presented prior to the expiration of the Credit.
(f)Applicant shall promptly review all information, documents and instruments delivered to Applicant from time to time by Bank, including any Credits upon issuance and any amendments and all related presentations and negotiations, and shall notify Bank within seven banking days after receipt if Applicant claims that Bank has failed to comply with Applicant’s instructions or Bank’s obligations with respect to the Credit, has wrongfully honored or dishonored any presentation under the Credit or claims any other irregularity. If Applicant does not so notify Bank within such time period, Applicant shall be conclusively deemed to have waived and shall be precluded from asserting such claim(s).
2.Reimbursement Obligations. Applicant promises to pay Bank on demand at the address specified in the Application for Credit in the following amounts:
(a)    The amount of each draft or other request for payment (hereinafter called a "draft") drawn under the Credit (whether drawn before, on or, if in accordance with the law applicable to the Credit, after the expiration date stated in the Credit). For amounts payable in United States currency, Applicant agrees to reimburse Bank in United States currency. For amounts payable in other currencies, Applicant agrees to reimburse Bank an equivalent amount in United States currency at Bank’s then current selling rate for such foreign currencies or Applicant will reimburse Bank by sending the foreign currency amount due Bank by wire transfer to the account and location designated by Bank, or at Bank’s option, in any other currency, place, form and manner acceptable to Bank. Upon request, Applicant will pay Bank in advance, in United States currency, all sums necessary for Bank to pay all such drafts upon presentation whether payable in United States currency or otherwise. If the draft is a time draft, Applicant shall make payment without demand sufficiently in advance of its maturity to enable Bank to arrange for funds to reach the place of payment when due.
(b)    All commissions, at the rate fixed by Bank, shall be payable from time to time at such intervals as Bank may require and shall be nonrefundable, whether or not the Credit is drawn upon, reduced in time or amount or otherwise modified. Applicant also agrees to pay all of Bank's other standard fees and charges related to Credits.
(c)    Subject to Section 6 and all taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature whatsoever paid or incurred by Bank in connection with this Agreement, the Credit or any related transactions, and any liability with respect thereto (including but not limited to interest, penalties and expenses).
(d)    Interest on all amounts due under this agreement from the applicable due date until paid will accrue interest at the rate set forth in the Amended and Restated Credit Agreement entered into by Cincinnati Financial Corporation as of May 13, 2014 (the “Credit Agreement”) as may be further amended, restated or replaced (the “Credit Agreement”).
(e)    Without limiting Applicant’s obligations to any Other Issuer, but without duplication, Applicant promises to pay Bank on demand, at the Bank International Banking Office designated by Bank, an amount equal to all amounts which Bank pays or becomes obligated to pay to any Other Issuer with respect to the Credit, whether as a participant in the Credit or otherwise.
(f)    Notwithstanding any other provision of this Agreement, Applicant’s obligation to make any payment hereunder to any Other Issuer shall, to the extent of such payment, be satisfied by payment to Bank as set forth in this Agreement.

Continuing Reimbursement Agreement	1	rev. 1/11

(g)    Applicant instructs Bank to automatically deduct from the account set forth in Schedule I hereto all amounts which become due under the Agreement. Should there be insufficient funds in this account to reimburse Bank; Bank is authorized to deduct any remaining amounts due from any of Applicant's accounts with Bank. Applicant will pay all fees on the account which result from the automatic deductions, including any overdraft/NSF charges. If for any reason Bank does not charge the account for any amount due, or if an automatic deduction is reversed, the amount due is still owing to Bank as set forth herein.

3.	Security and Insurance.
(a)    For commercial credits, Applicant hereby grants Bank a continuous and continuing interest in any and all bills of lading, other documents of title, policies, certificates of insurance, chattel paper, and general intangibles accompanying or relative to a Credit or any drafts drawn thereunder, and any and all inventory, goods and other property shipped under, in connection with or relative to a Credit or any drafts drawn thereunder. In addition to all other rights which Bank may have, in the event Applicant defaults on a Credit, Applicant hereby authorizes Bank to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in Bank’s account known as The Cincinnati Insurance Company New Mexico Claims Account, in New Mexico, USA, at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Applicant against any and all of the obligations of Applicant now or hereafter existing under this Agreement, irrespective of whether Bank shall have made any demand under this Agreement and although such deposits, indebtedness or obligations may be unmatured or contingent. Thirty (30) days prior to exercising the set off right authorized in the previous sentence, Bank will give written notice to Applicant of its intent to exercise such right, in sufficient detail, and applicant will have 30 days from the date it received written notice to cure any defaulted obligations.
(b)    Bank may condition the issuance of certain Credits on the receipt of cash collateral. If at any time Bank requires cash collateral (or additional cash collateral), and if applicant agrees to such conditions, Applicant will deliver to Bank as security for any and all obligations of Applicant now or hereafter existing under this Agreement cash collateral in the amount of 105% of the value of the outstanding credits, or such value as is satisfactory to Bank. Applicant will execute and deliver to Bank such security agreements, pledge agreements, or other documents (“Security Documents”) requested by Bank covering such collateral.
(c)    At Bank's request, Applicant will execute any financing statements and other documents or instruments as Bank may require to perfect the security interests granted or contemplated hereunder and will pay the cost of any filings in connection therewith.
(d)    For commercial credits, Applicant shall keep any property described in the Credit adequately covered by insurance satisfactory to Bank, issued by companies satisfactory to Bank, and at Bank's request will furnish certificates or evidence thereof and will assign insurance policies or certificates to Bank and make losses, adjustments or proceeds payable to Bank. If any such policies procured by Applicant fails to provide for payment of the loss thereunder, Applicant hereby makes the loss payable to Bank under such policy and assigns to Bank all proceeds of such policy and agrees to accept proceeds of all insurance as Bank's agent and to hold same in trust for Bank, and forthwith to deliver the same to Bank, with Applicant's endorsement where necessary, and Bank or any of Bank's officers are hereby irrevocably empowered, with power of substitution, to endorse any check in the name of Applicant received in payment of any loss or adjustment.
(e)    Bank shall not be liable for any failure to collect or demand payment of, or to protest or give any notice of non-payment of, any collateral or any part thereof or for any delay in so doing, nor shall Bank be under any obligation to take any action whatsoever with respect to the collateral or any part thereof. Bank shall use reasonable care in the custody and preservation of the collateral in Bank's possession but need not take any steps to preserve rights against prior parties or to keep the collateral identifiable. Bank shall have no obligation to comply with any recording, re- recording, filing, re-filing or other legal requirement necessary to establish or maintain the validity, priority or enforceability of, or Bank's right in and to, the collateral, or any part thereof. Bank may exercise any right of Applicant with respect to any collateral. Bank may endorse Applicant's name on any and all notes, checks, drafts, bills of exchange, money orders or commercial paper included in the collateral or representing the proceeds thereof.

4.	Default and Remedies.
(a)    Time is of the essence in this Agreement. The occurrence of any of the following shall be an Event of Default hereunder:
(i)Default in payment or performance of any of Applicant’s obligations hereunder or under any promissory note or other agreement between Bank and Applicant;

(ii)	Default under any Security Documents securing Applicant’s obligations hereunder;

(iii)	Levy or proceeding against any property of Applicant;
(iv)Death, dissolution, termination of existence, insolvency or business failure of, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, commencement of any proceeding under any bankruptcy or insolvency laws by or against, or entry of judgment against Applicant;
(v)Any warranty, representation or statement made or furnished to Bank by Applicant proves to have been false in any material respect when made or furnished;
(vi)Any event which gives the holder of any material debt obligation of Applicant (as defined in the Credit Agreement) the right to accelerate its maturity, whether or not such right is exercised; or

(vii)	Any Material Adverse Change as defined in the Credit Agreement.
(b)    Upon the occurrence and continuation of any Event of Default and at any time thereafter, Bank at its option and in addition to all other rights of Bank under this Agreement, any related agreement and applicable law, may (i) without notice or demand declare the amount for which the Credit was issued and any other amounts owing hereunder immediately due and payable; and (ii) to the extent Applicant provides any cash collateral, exercise any and all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law.

5.	Certain Warranties.
(a)    Applicant warrants that the execution, delivery and performance of this Agreement are within its authority and are not in contravention of law, of any terms of any agreement, instrument, order or judgment to which Applicant is a party or by which it or its property may be bound or of any provision of its charter document or bylaws, and that it has obtained all necessary approvals and consents therefore.
(b)    Applicant represents and warrants that any Credit, and transactions related thereto, shall be in compliance with any federal, state, local and foreign laws, regulations, treaties or customs applicable to Bank or Applicant, including without limitation the regulations promulgated by Office of Foreign Assets Control (OFAC), and any other foreign or domestic legal restriction on doing business with certain individuals or countries.

Continuing Reimbursement Agreement	2	rev. 1/11

(c)    Applicant will procure promptly all necessary licenses for the export, import, shipping or warehousing of, or payment for property covered by the Credit and will comply with all foreign and U.S. laws, rules and regulations (including exchange control regulations) now or hereafter applicable to the transaction related to the Credit or applicable to the execution, delivery and performance by Applicant of this Agreement.

6.	Changes to Regulations.
If after the effective date of this Agreement there shall occur any enactment, promulgation, imposition, implementation, interpretation or administration of, or change to, any Regulation, whether such Regulation was created before or after the date of this Agreement, which shall have the effect of imposing on Bank (or through Bank’s holding company) any tax (excluding taxes on its overall net income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, additional reserve or capital adequacy requirements, special deposits or similar requirements against credit extended by Bank and/or against letters of credit issued by Bank, assets of, deposits with or for the account of Bank or any other conditions affecting the extensions of credit and/or issuance of letters of credit under this Agreement, then Applicant shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit and/or issuance of letters of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit and/or issuance of letters of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Bank. Any amount payable to Bank under this paragraph shall be paid within 15 days following written demand, which demand shall set forth in reasonable detail the Bank’s good faith calculation of any amount claimed due from applicant. In addition, if Bank determines that such cost or reduction will be ongoing or recurring, Bank may by notice to Applicant elect to require payment of such amounts with regularly scheduled payments. Bank’s method of determining any amount payable to Bank under this paragraph shall be substantially the same as that method utilized by Bank in implementing similar provisions for similarly situated applicants. Bank’s determination of such additional amount shall be determinative in the absence of manifest error.

7.	General Terms and Conditions.
(a)    Each Application shall be subject to all terms and conditions of this Agreement. In addition, this Agreement shall apply to each Credit issued by Bank at the request of Applicant, including, without limitation, all Credits (if any) previously opened and outstanding on the date hereof.
(b)    Notwithstanding any other term hereof, Applicant understands and agrees that the Credit can be revoked or amended only with the consent of the beneficiary of the Credit, Bank or Other Issuer of the Credit and any confirming bank.
(c)    If Applicant requests Bank to issue a Credit for the account of a third party, whether affiliated with Applicant or otherwise (the "Account Party"), the Account Party shall have no rights against Bank. Bank may deal with Applicant as if Applicant were the named Account Party.
(d)    Applicant shall give Bank prior written notice of any change of name, address or place of business. Any notice of any nature by Applicant to Bank must be given at Bank’s office to which the application was submitted.
(e)    The singular includes the plural. If Applicant consists of more than one person, the obligations of Applicant hereunder are joint and several and are binding upon any marital community of which any Applicant is a member. This Agreement shall be binding on Applicant, its successors and assigns, and shall inure to the benefit of Bank or Bank’s successors, transferees and assigns. Notwithstanding the foregoing, Applicant may not assign its rights under this agreement without Bank’s prior written consent. Any change of control of Applicant shall require Bank’s prior written consent.
(f)    Notwithstanding the title appearing on any Credit instrument, the rights and obligations of Bank and Applicant with respect to the Credit shall be as set forth herein.
(g)    The Application and/or the Credit will set forth which rules or customs apply to the corresponding Credit. Such rules and customs may include, but are not limited to, the International Standby Practices, as published by the International Chamber of Commerce ("ISP") or the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce ("UCP"). In any event, the rules or practices set forth in the Credit are incorporated herein and shall govern the Credit. This Agreement and the Credit shall be governed by the internal laws of the State in the United States of America in which the Credit was issued without regard to such State’s conflict of laws principles (the "Governing Laws") and the federal laws of the United States of America, except to the extent such laws are inconsistent with the rules adopted in the Application as set forth above.
(h)    When possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(i)    Applicant hereby indemnifies and agrees to defend and hold harmless Bank, its officers, directors, agents, successors and assigns, from and against any and all liabilities, claims, demands, losses and expenses (including without limitation legal costs and attorney fees incurred in any appellate proceeding, proceeding under the bankruptcy code or receivership and post-judgment attorney fees incurred in enforcing any judgment), arising from or in connection with this Agreement, the Credit or any related transaction.
(j)    Any action, inaction or omission taken or suffered by Bank or by any of Bank’s correspondents under or in connection with the Credit or any relative drafts, documents or property, if in good faith and in conformity with foreign or United States laws, regulations or customs applicable thereto, shall be binding upon Applicant and shall not place Bank or any of Bank’s correspondents under any resulting liability to Applicant. Without limiting the generality of the foregoing, Bank and Bank’s correspondents may act in reliance upon any oral, telephonic, telegraphic, electronic or written request or notice believed in good faith to have been authorized by Applicant, whether or not in fact given or signed by an authorized person.
(k)    Bank’s waiver of any right on any occasion or occasions shall not be construed as a bar or waiver of any other right or of such right on any other occasion.
(l)    Without notice to any Applicant and without affecting Bank’s rights or Applicant’s obligations, Bank may deal in any manner with any person who at any time is liable for, or provides any collateral for, any obligations of Applicant to Bank. Without limiting the foregoing, Bank may impair, release (with or without substitution of new collateral) and fail to perfect a security interest in, any collateral provided by any person; and sue, fail to sue, agree not to sue, release, and settle or compromise with, any person.
(m)Except as otherwise provided herein or in any Credit, all notices and other communications required or permitted to be given to any party hereto shall be in writing or an electronic medium that is retrievable in a perceivable form and shall be deemed given when delivered by hand, electronically, by overnight courier, or when deposited in the United States mail, postage prepaid, addressed as set forth in the Application.

Continuing Reimbursement Agreement	3	rev. 1/11

(n)Whether or not litigation or arbitration is commenced, Applicant promises to pay all attorney fees and other costs and expenses incurred by Bank in collecting overdue amounts or construing or enforcing any provision of this Agreement or the Credit, including but not limited to reasonable attorney fees at trial, in any arbitration, appellate proceeding, proceeding under the bankruptcy code or receivership and post-judgment attorney fees incurred in enforcing any judgment.
(o)If the Credit is issued pursuant to a loan agreement or other separate agreement, the terms of such other agreement shall control in the event of a conflict between the terms of this Agreement and such other agreement.
(p)This Agreement is a continuing agreement and shall remain in effect until terminated, amended or replaced. This Agreement may be terminated by Applicant or Bank by giving notice of termination to the other and may be amended or replaced by a written agreement signed by Applicant and accepted by Bank; provided, however that no such termination, amendment or replacement shall alter or affect the undertaking of Applicant or Bank with respect to any Credit issued, or commitment to issue, prior to such termination, amendment or replacement.
(q)This Agreement, as supplemented by the laws, rules and customs incorporated herein by subpart (g) to this part, and as supplemented by the terms of the Application, if any, constitutes the entire understanding between Bank and Applicant with respect to the matters treated herein and specifically supersedes any prior or contemporaneous oral agreements.
(r)Bank is authorized, but not obligated, to record electronically or otherwise any telephone and other oral communications between Bank and Applicant.
(s)All terms and conditions on the attached Schedule 1, and any replacement Schedule 1 are hereby incorporated herein. Applicant may change the provisions of Schedule 1 by executing and delivering a new Schedule 1 to Bank.
(t)In the event Applicant submits an Application or other instruction by facsimile transmission (each, a "Faxed Document"), Applicant agrees: (i) each Faxed Document shall be deemed to be an original document and shall be effective for all purposes as if it were an original;
(ii)Applicant shall retain the original of any Faxed Document and shall deliver it to Bank upon request; (iii) if Applicant sends Bank a manually signed confirmation of a Faxed Document, Bank shall have no duty to compare it to the previously received Faxed Document nor shall it have any liability or duty to act should the contents of the written confirmation differ therefrom. Any manually signed confirmation of a Faxed Document must be conspicuously marked "Previously transmitted by facsimile". Bank will not be liable for issuance of duplicate letters of credit or amendments thereto that result from Bank’s receipt of confirmations not so marked; (iv) Bank cannot effectively determine whether a particular facsimile request is valid. Therefore Applicant shall have sole responsibility for the security of using facsimile transmissions and for any authorized or unauthorized Faxed Document received by Bank, purportedly on behalf of Applicant.
(u)Bank shall transmit to Applicant information related to Credit via secure electronic transmissions. If Applicant elects to send or receive instructions or reports from Bank via unsecured electronic means, including, without limitation, facsimile transmission, voice mail, unsecured e-mail, pager or other unsecured electronic or telephonic methods (“Electronic Transmission”), Applicant acknowledges that such Electronic Transmissions are an inherently insecure communication method due to the possibility of error, delay and observation or receipt by unauthorized personnel. Bank may rely in good faith on Applicant’s instructions regarding how and to what number or e-mail address Electronic Transmissions should be sent and may rely on any Electronic Transmission that it reasonably believes to have been initiated by the Applicant. Should Applicant elect to send or receive unsecured Electronic Transmissions to or from Bank, Applicant assumes all risks, and Bank shall not be liable for any loss, that results from the non-receipt, disclosure, alteration or unauthorized access of any such unsecured Electronic Transmission.

8.Jury Trial Waiver. To the fullest extent permitted by law, Bank and Applicant hereby agree to waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to or connected with the Credit or this Agreement. Bank and Applicant represent and warrant to each other that this jury trial waiver is knowingly, willingly and voluntarily given.

9.IMPORTANT NOTICE. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING PREPAYMENT OF A DEBT INCLUDING VERBAL PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.
Applicant acknowledges receipt of a completed copy of this Agreement.
IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

APPLICANT:	BANK:
THE CINCINNATI INSURANCE COMPANY	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Michael Sewell	By: /s/ Bonnie S. Wiskowski
Name: Michael Sewell	Name: Bonnie S. Wiskowski
Title: Chief Financial Officer	Title: Vice President

Continuing Reimbursement Agreement	4	rev. 1/11

SCHEDULE 1

AUTHORIZATION
CONTINUING REIMBURSEMENT AGREEMENT FOR LETTERS OF CREDIT

The provisions of this Schedule 1 are hereby incorporated into and made a part of the Continuing Reimbursement Agreement for Letters of Credit ("Agreement") executed by and between U.S. BANK NATIONAL ASSOCIATION, ("Bank") and THE CINCINNATI INSURANCE COMPANY ("Applicant"), dated April 25, 2016    . Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.
1.In addition to those authorized through U.S. Bank Global Trade or other electronic letter of credit application system offered by Bank, if applicable, any one of the persons whose name, title and signature appears below is authorized to give instructions to Bank and to execute and/or transmit Applications, requests for amendments, requests for extensions and other communications of any nature regarding any Credit issued by Bank for Applicant.

NAME	TITLE	SIGNATURE
Michael Sewell	Chief Financial Officer	/s/ Michael Sewell
Theresa Hoffer	Senior Vice President	/s/ Theresa Hoffer
James Faust	Vice President	/s/ James Faust
Andrew Schnell	Secretary	/s/ Andrew Schnell
2.In addition to those authorized through U.S. Bank Global Trade or other electronic letter of credit application system offered by Bank, if applicable, the following persons are entitled to waive discrepancies contained in documents presented under a Credit. (Applicant understands that upon any such waiver, Applicant is obligated to reimburse Bank to the same extent as if the documents fully complied with the terms of the Credit.):

NAME	TITLE	TELEPHONE NUMBER
Christina Scherpenberg	Assistant Treasurer	[ ]
Abbigail Pille	Accountant	[ ]
Tom Buschelmann	Accounting Manager	[ ]

3.	Bank is instructed to automatically deduct from Account No.______________ all amounts which become due under the Agreement.
4.This Schedule 1 shall be effective upon receipt by Bank. Bank may rely on this Schedule I until it has been revoked in writing by Applicant and Bank has a reasonable opportunity to act on any such revocation.

APPLICANT:	BANK:
THE CINCINNATI INSURANCE COMPANY	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Michael Sewell	By: /s/ Bonnie S. Wiskowski
Name: Michael Sewell	Name: Bonnie S. Wiskowski
Title: Chief Financial Officer	Title: Vice President
Date: April 25, 2016	Date: April 25, 2016

Continuing Reimbursement Agreement	5	rev. 1/11